Exhibit 99.1

Conn’s Announces Authorization of $150 Million Share Repurchase Program

THE WOODLANDS, Texas, December, 15, 2021—Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its Board of Directors has authorized a $150 million share repurchase program for the Company’s outstanding stock. The authorization to repurchase expires on December 14, 2022.

Chandra Holt, Conn’s Chief Executive Officer, commented, “The Board’s decision to repurchase our common stock reflects the positive momentum underway across our business, our strong balance sheet and the confidence we have in our future. The $150 million share repurchase program is the largest in Conn’s history and represents approximately 30% of our current market capitalization. We are committed to creating value for our shareholders by continuing to prioritize capital allocation initiatives that support our growth strategies, maintaining flexibility to pursue inorganic opportunities, and returning excess capital to shareholders through our share repurchase program.”

Under the repurchase program, the Company may purchase shares of its common stock through open market transactions, privately negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The timing and amount of any repurchases under this program will be determined by the Company’s management at its discretion based on a variety of factors, including the market price of our common stock, corporate considerations, general market and economic conditions, and legal requirements. The program does not obligate the Company to acquire any particular amount of stock, and the program may be discontinued or suspended at any time at the Company’s discretion. The Company anticipates funding for this program to come from available corporate funds, including cash on hand and future cash flow, as well as from drawing on its revolving credit facility.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating 150+ retail locations in Alabama, Arizona, Colorado, Florida, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia.

The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, QLED, 4K Ultra HD, and 8K televisions, gaming products, next generation video game consoles and home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.

This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; the effects of epidemics or pandemics, including the COVID-19 outbreak; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G

S.M. Berger & Company

Andrew Berger (216) 464-6400